ASSET PURCHASE AGREEMENT

AMONG

ROO GROUP, INC.

ROO MEDIA CORPORATION

RJM PRICE & COMPANY, INC.

AND

ROBERTSON PRICE

DATED AS OF JANUARY 22, 2007

TABLE OF CONTENTS

ARTICLE I.	PURCHASE AND SALE OF ASSETS.	1

1.	Sale of Assets	1
1.2.	Excluded Assets	2
1.3.	Assumed Liabilities; Excluded Liabilities; Employees.	2
1.4.	Purchase Price; Adjustment; Payment.	2
1.5.	Purchase Price Allocation	4
1.6.	Records and Contracts	4
1.7.	Further Assurances	4
1.8.	Sales and Transfer Taxes	4
1.9.	Transfer of Subject Assets	4

ARTICLE II.	CLOSING AND TERMINATION	4

2.1.	Closing Date	4
2.	Termination of Agreement	5
2.3.	Procedure Upon Termination	5
2.4.	Effect of Termination	5

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNER	5

3.1.	Organization and Good Standing	5
3.2.	Authorization of Agreement	5
3.3.	Ownership of Seller	6
3.4.	No Subsidiaries	6
3.5.	Conflicts; Consents of Third Parties.	6
3.6.	Ownership and Transfer of Assets	6
3.7.	Financial Statements	7
3.8.	No Undisclosed Liabilities	7
3.9.	Absence of Certain Developments	7
3.10.	Taxes.	8
3.11.	Real Property.	10
3.12.	Tangible Personal Property.	10
3.13.	Intangible Property	11
3.14.	Material Contracts	11
3.15.	Employee Benefits.	12
3.16.	Labor.	12
3.17.	Litigation	13
3.18.	Compliance with Laws; Permits.	13
3.19.	Environmental Matters	13
3.20.	Insurance	14
3.21.	Inventories; Receivables; Payables.	14
3.22.	Customers and Suppliers	14
3.23.	Banks	14

-i-

3.24.	No Misrepresentations	14
3.25.	Financial Advisors	15
3.26.	Investment Intention	15
3.27.	Accredited Investor	15
3.28.	Patriot Act	15

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER	16

4.1.	Organization and Good Standing.	16
4.2.	Authorization of Agreement.	16
4.3.	Conflicts; Consents of Third Parties.	17
4.	Litigation	17
4.9.	Financial Advisors	17
4.10.	Patriot Act	17
4.11.	No Knowledge of Breaches	18

ARTICLE V.	COVENANTS	18

5.1.	Access to Information	18
5.2.	Conduct of the Business Pending the Closing.	18
5.3.	Consents	20
5.4.	Other Actions	20
5.5.	No Solicitation	20
5.6.	Preservation of Records	20
5.7.	Publicity	21
5.8.	Use of Name	21
5.9.	Employment Agreements	21

ARTICLE VI.	CONDITIONS TO CLOSING	22

6.1.	Conditions Precedent to Obligations of Parent and Purchaser	22
6.2.	Conditions Precedent to Obligations of the Seller and Owner	23

ARTICLE VII.
DOCUMENTS TO BE DELIVERED		24

7.1.	Documents to be Delivered by the Seller	24
7.2.	Documents to be Delivered by the Parent	24

ARTICLE VIII.
INDEMNIFICATION		24

8.1.	Indemnification.	24
8.2.	Limitations on Indemnification	25
8.3.	Indemnification Procedures.	25

-ii-

ARTICLE IX.	MISCELLANEOUS	26

9.1.	Payment of Sales, Use or Similar Taxes	26
9.2.	Survival of Representations and Warranties	27
9.3.	Expenses	27
9.4.	Specific Performance	27
9.5.	Further Assurances	27
9.6.	Submission to Jurisdiction; Consent to Service of Process	27
9.7.	Entire Agreement; Amendments and Waivers	28
9.8.	Table of Contents and Headings	28
9.9.	Notices	28
9.10.	Severability	29
9.11.	Binding Effect; Assignment	29

-iii-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 18, 2007 (the “Agreement”), between ROO Group, Inc., a Delaware corporation (the “Parent”), ROO Media Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), RJM Price & Company, Inc., a Delaware corporation, (the “Seller”), and Robertson Price (the “Owner”).

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, all of the properties, rights and assets constituting the business of Seller, which is engaged in the business of online broadcast video and operates under the name “MyVideoDaily” (the “Business”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS.

1.1.  Sale of Assets. Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to all of the properties, assets and business of the Business, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets, including, without limitation, the following:

(a)  Equipment. All assets of any kind or nature, including all inventory, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, all as set forth on Schedule 1.1(a) attached hereto (“Equipment”);

(b)  Contracts. All of the rights of Seller under, and interest of Seller in and to, all contracts relating to the Business, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b) (“Contracts”);

(c)  Intellectual Property. All of Seller’s Intellectual Property relating to the Business, as set forth on Schedule 1.1(c) attached hereto;

(d)  Goodwill. All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists and accounts, proprietary information, marketing materials and collateral and trade secrets related to the Business;

(e)  Records. All of Seller’s customer logs, location files and records, and other business files and records, in each case relating to the Business; and

The assets, properties and business of Seller being sold to and purchased by Parent under this Section 1.1 are referred to herein collectively as the “Assets.”

1.2.  Excluded Assets. There shall be excluded from the Assets and retained by Seller, all assets identified on Schedule 1.2 attached hereto, and all other assets of Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business (the “Excluded Assets”).

1.3.  Liabilities; Employees.

(a)  Liabilities. Except as otherwise expressly agreed to herein, Purchaser shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Parent or Purchaser or assumed by virtue of the acquisition of one or more Assets, and any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, (ii) the employees of the Business or (iii) any fact existing or event occurring prior to, or relating to the operation of the Business prior to, the date hereof.

(b)  Employees, Wages and Benefits.

(i)  Seller’s only employee is Robertson Price. Seller shall terminate Robertson Price as an employee effective as of the Closing Date and neither Parent nor Purchaser shall assume or have any obligations or liabilities with respect to such employee, including, without limitation, any severance obligation.

(ii)  Parent shall enter into an employment agreement with Robertson Price, substantially in the form of Exhibit A hereto, (the “Employment Agreement”).

(iii)  Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employee which shall have become due for work performed as of and through the date hereof, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

(iv)  Seller acknowledges and agrees that neither Parent nor Purchaser shall acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by Seller, or for the benefit of the employee of Seller, including, without limitation, obligations for severance.

1.4.  Purchase Price; Adjustments.

(a)  Purchase Price. In consideration of the sale by Seller to Purchaser of the Assets, Parent shall pay to Seller an amount up to One Million, Three Hundred and Fifty Dollars ($1,350,000).

(b)  Payment of Purchase Price. The Purchase Price will be paid as follows:

(i)  $250,000 in cash upon execution of this Agreement (“Initial Payment”), which shall be non-refundable absent a breach by the Seller of this Agreement; provided that for purposes of this Section 1.4(b)(i), a breach of the Employment Agreement shall not be deemed a breach of this Agreement;

(ii)  $1,000,000 in shares of Parent’s common stock, par value $.0001 per share (the “Shares”), payable in equal quarterly installments at a price per share which shall be equal to the average closing price of the Parent’s common stock over the final 20 Trading Days of the quarterly period in which certain milestones (the “Milestones”) set forth in the attached Schedule 1.4(b)(ii) are achieved; provided however, that for purposes of calculating the number of shares under this Section b(ii) the per share price shall not be less than $2.00; and

(iii)  $100,000 payable on the second-year anniversary date of the Closing; provided that, if Robertson Price’s employment with the Company has been terminated (a) by Robertson Price due to a breach by Parent or Purchaser of either the Employment Agreement or this Agreement (and not cured within the permitted cure-period), or (b) by Parent for any reason other than for “Cause” (as defined in the Employment Agreement), then the payment described in this Section 1.4(b)(iii) shall become immediately due and payable on the date of such termination.

For purposes of this subsection (b) the term “Trading Day” shall mean any day on which the Parent’s Common Stock is listed or quoted on any of the New York Stock Exchange, the American Stock Exchange, Nasdaq Stock Market or the Over-the-Counter Bulletin Board.

(c)  Escrow. The Initial Payment shall be deposited in escrow account of Seller’s Attorney, Simon J. Lincoln, Esq. and shall be released on or about January 5, 2006 (“Release Date”). Absent a court order instructing him otherwise, Escrow Agent shall automatically release this Initial Payment to Seller on or after the Release Date.

(d)  Adjustments. If Robertson Price shall have been terminated by ROO for “Cause” as defined in the Employment Agreement within six (6) months of the Closing Date, Seller shall return to Parent and Purchaser, 50% of the Shares that shall have been issued to Seller through such date.

(e) Shares. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Parent, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Parent, or (ii) additional shares or new or different shares or other securities of the Parent or other non-cash assets are distributed with respect to such shares of Common Stock, an appropriate and proportionate adjustment shall be made in Section 1.4(b)(ii) with respect to (x) the number and kind of shares or other securities subject to issuances of Shares, and (y) the minimum price for each Share.

(f) Payment Designee. Seller may designate one or more third parties to receive any payment described in this Section 1.4. Such designation shall be in writing and delivered as required pursuant to Section 9.9. Parent agrees to deliver all subsequent payments to such designee(s); provided however, such designee shall be required to execute a document satisfactory to counsel to Parent and/or Purchaser which shall include the representations contained in Sections 3.26, 3.27, 3.28, 3.29, and 3.30 of this Agreement.

1.5.  Purchase Price Allocation. Parent, Purchaser and Seller shall mutually agree on the allocation of the Purchase Price. Such allocation shall be binding upon Parent, Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Parent, Purchaser and Seller each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.6.  Records and Contracts. Seller shall deliver to Parent and Purchaser all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Parent and Purchaser of the full benefit of the same. Seller shall also deliver to Parent and Purchaser all of Seller’s files and records constituting Assets.

1.7.  Further Assurances. Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Parent or Purchaser and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Parent or Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Parent or Purchaser the Assets free and clear of all Liens.

1.8.  Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Parent.

1.9.  Transfer of Subject Assets. Seller shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser title to all of the Assets, together with all required consents. Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, (c) shall effectively vest in Purchaser good and marketable title to all of the Assets free and clear of all Liens (as hereafter defined), and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets.

ARTICLE II.
CLOSING AND TERMINATION

2.1.  Closing Date. Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Assets provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 1065 Avenue of the Americas, 21st Floor, New York, NY 10018 (or at such other place as the parties may mutually agree upon) on or before January 31, 2007 (or on such other date as the parties may mutually agree upon). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”

2.2.  Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)   by mutual written consent of the Seller and the Parent; or

(b)  by the Seller or the Parent if there shall be in effect a final nonappealable order of a court, government or governmental agency or body of competent jurisdiction (“Governmental Body”) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

2.3.  Procedure Upon Termination. In the event of termination and abandonment by the Parent or the Seller, or both, pursuant to Section 2.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Parent or the Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

2.4.  Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Parent or the Seller; provided, however, that nothing in this Section 2.4 shall relieve the Parent or the Seller of any liability for a breach of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNER

The Seller hereby represents and warrants to the Parent and Purchaser that:

3.1.  Organization and Good Standing. The Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Seller is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Seller taken as a whole (“Material Adverse Effect”).

3.2.  Authorization of Agreement. The Seller and the Owner have all requisite, power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller or the Owner in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller or the Owner and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller or the Owner, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3.  Ownership of Seller. The Owner owns 65% of the issued and outstanding shares of the Seller, free and clear of any and all liens, charges or encumbrances or any kind or nature.

3.4.  No Subsidiaries. The Seller has no subsidiaries.

3.5.  Conflicts; Consents of Third Parties.

(a)  Except as set forth in Schedule 3.5(a), none of the execution and delivery by the Seller or Owner of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Certificate of Incorporation of the Seller, as amended to date or the Bylaws of the Seller, as amended to date; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or any Owner is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Seller or any Owner is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Seller except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  Except as set forth in Schedule 3.5(b), No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller as the case may be, with any of the provisions hereof or thereof.

3.6.  Ownership and Transfer of Assets. Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever. Upon the sale, assignment, transfer and delivery of the Assets to the Purchaser hereunder and under the Seller Documents, there will be vested in the Purchaser good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted and (ii) necessary for Purchaser to operate the Business in the same manner as such business is currently operated by Seller. All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

3.7.  Financial Statements. The Seller has delivered or caused to be delivered to the Parent such financial documents as have been requested by Parent (such financial documents are referred to herein as the “Seller Financial Statements”). Each of the Seller Financial Statements is complete and correct in all material respects. For the purposes hereof, the date October 31, 2006, is referred to as the “Seller Balance Sheet Date”.

3.8.  No Undisclosed Liabilities. All of Seller’s material indebtedness, obligations and liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) are listed in Schedule 3.8.

3.9.  Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9, since the Seller Balance Sheet Date:

(i)  there has not been an event which had a Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect;

(ii)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Seller having a replacement cost of more than $5,000 for any single loss or $10,000 for all such losses;

(iii)  there has not been any declaration, setting aside or payment of any distribution in respect of any partnership interest of the Seller or any repurchase, redemption or other acquisition by the Seller of any outstanding partnership, or other ownership interest in, the Seller;

(iv)  the Seller has not awarded or paid any bonuses to employees of the Seller with respect to the fiscal years ended 2005 and 2006 or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Seller’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Seller);

(v)  there has not been any change by the Seller in accounting or Tax reporting principles, methods or policies;

(vi)  the Seller has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vii)  the Seller has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(viii)  the Seller has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any Affiliate of the Seller;

(ix)  the Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(x)  the Seller has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Seller;

(xi)  the Seller has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Seller;

(xii)  the Seller has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate;

(xiii)  the Seller has not instituted or settled any material legal proceeding; and

(xiv)  the Seller has not agreed to do anything set forth in this Section 3.9.

3.10.  Taxes.

(a)  Except as set forth on Schedule 3.10, (A) all Tax returns required to be filed by or on behalf of the Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Seller or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) the Seller has not executed or filed with the Internal Revenue Service (the “IRS”) or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force. “Tax or Taxes” means all federal, state, local or other taxes or similar governmental charges, fees, levies or assessments.

(b)  The Seller has complied in all material respects with all applicable laws (as defined in Section 3.18), rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Laws.

(c)  Parent has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Seller relating to the taxable periods since inception of Seller (B) any audit report issued within the last three years relating to any material Taxes due from or with respect to its income, assets or operations. All income and franchise Tax returns filed by or on behalf of the Seller for the taxable years ended on the respective dates set forth on Schedule 3.10 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(d)  Schedule 3.10 lists all material types of Taxes paid and material types of Tax returns filed by or on behalf of the Seller. Except as set forth on Schedule 3.10, no claim has been made by a taxing authority in a jurisdiction where the Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)  Except as set forth on Schedule 3.10, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Seller that are owed by the Seller have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Seller received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)  Except as set forth on Schedule 3.10, the Seller has not (A) agreed to or is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Seller or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Seller, (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Seller, or (C) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed within the period of limitations.

(g)  No property owned by the Seller is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(h)  The Seller is not a foreign person within the meaning of Section 1445 of the Code.

(i)  The Seller is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)  There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Parent, the Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(k)  The Seller is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l)  There are no liens as a result of any unpaid Taxes upon any of the assets of the Seller.

(m)  Except as set forth on Schedule 3.10, the Seller has no elections in effect for federal income tax purposes under Sections 108, 168, 441, 463, 472, 1017, 1033 or 4977 of the Code.

(n)  The Seller has never owned any Subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

3.11.  Real Property.

(a)  Seller does not own any interest in any real property. Seller has no interests (including leases) in real property.

(b)  The Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12.  Tangible Personal Property.

(a)  Schedule 3.12(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $1,000 relating to personal property used in the business of the Seller or to which the Seller is a party or by which the properties or assets of the Seller is bound. The Seller has delivered or otherwise made available to the Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)  The Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Seller or, to the best knowledge of the Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c)  The Seller has good and marketable title to all of the items of tangible personal property utilized in the Business (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all liens other than as set forth on Schedule 3.12. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Seller are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(d)  All of the items of tangible personal property used by the Seller under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

3.13.  Intangible Property. Schedule 3.13 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright owned or used by the Seller as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and the Seller has not received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Seller possesses, owns or licenses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae, designs, logos and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of its business as conducted on the date hereof. The Seller is not under any obligation to pay any royalties or similar payments in connection with any license to any Affiliate thereof. As used in this Agreement, “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person and for purposes of individuals, Affiliates would include an individual’s spouse and minor children.

3.14.  Material Contracts. Schedule 3.14 sets forth all of the following Contracts to which the Seller is a party or by which it is bound (collectively, the “Material Contracts”): (i) Contracts with any current officer or director of the Seller; (ii) Contracts with any labor union or association representing any employee of the Seller; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Seller other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of the Seller not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Seller in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Seller of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases. There have been made available to the Parent, its affiliates and their representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.14, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.14, the Seller is not in default in any material respect under any Material Contracts, nor, to the knowledge of the Seller, is any other party to any Material Contract in default thereunder in any material respect.

3.15.  Employee Benefits.

(a)  Schedule 3.15(a) sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Seller or to which the Seller contributes or is obligated to contribute thereunder with respect to such employee (“Employee Benefit Plans”) and (ii) “employee pension plans”, as defined in Section 3(2) of ERISA (“Pension Plans”).

3.16.  Labor.

(a)  Except as set forth on Schedule 3.16(a), the Seller is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Seller. The Seller has delivered or otherwise made available to the Parent true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 3.16(a), together with all amendments, modifications or supplements thereto.

(b)  Except as set forth on Schedule 3.16(b), no employees of the Seller are represented by any labor organization. No labor organization or group of employees of the Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Seller pending or, to the best knowledge of the Seller, threatened by any labor organization or group of employees of the Seller.

(c)  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Seller, threatened against or involving the Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Seller, threatened by or on behalf of any employee or group of employees of the Seller.

3.17.  Litigation. Except as set forth in Schedule 3.17, there is no suit, action, proceeding, or, to the knowledge of Seller, investigation, claim or order pending or threatened against the Seller (or to the knowledge of the Seller pending or threatened, against any of the officers, directors or key employees of the Seller with respect to their business activities on behalf of the Seller), or to which the Seller is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller is there any reasonable basis for any such action, proceeding, or investigation. The Seller is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and is not engaged in any legal action to recover monies due it or for damages sustained by it.

3.18.  Compliance with Laws; Permits.

The Seller is in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances (“Laws”) applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has all governmental permits and approvals from state, federal or local authorities which are required for it to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.19.  Environmental Matters. Except as set forth on Schedule 3.19 hereto:

(a)  the operations of the Seller are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise;

(b)  the Seller has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c)  the Seller is not the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any release or threatened release of a Hazardous Material (“Release”);

(d)  the Seller has not received any written communication alleging either or both that it may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(e)  the Seller does not have any current contingent liability in connection with any Release into the indoor or outdoor environment (whether on-site or off-site);

(f)  there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Seller pending or, to the Seller’s knowledge, threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g)  to the Seller’s knowledge, there is not located at any of the properties of the Seller any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

(h)  the Seller has provided to the Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Seller.

3.20.  Insurance. Schedule 3.20 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Seller or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Seller’s knowledge, it is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

3.21.  Inventories; Receivables; Payables.

(a)  The inventories of the Seller are in good and marketable condition, and are saleable in the ordinary course of business.

(b)  The Seller’s accounts receivable through the date of this Agreement shall be the responsibility of the Seller. Such account receivables have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

(c)  Any accounts payable and/or any liability related to the inventory purchased by Seller pursuant to this Agreement shall be the responsibility of the Purchaser. Such accounts payable are the result of bona fide transactions in the ordinary course of business.

3.22.  Customers and Suppliers. Schedule 3.22 sets forth a list of all customers and suppliers of the Seller, showing the approximate total sales by the Seller to each such customer and the approximate total purchases by the Seller from each such supplier, during the last one year period ended November 30, 2006. Since December 1, 2006, there has not been any material adverse change in the business relationship of the Seller with any customer or supplier listed on Schedule 3.22.

3.23.  Banks. Schedule 3.23 contains a complete and correct list of the names and locations of all banks in which the Seller has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.23, no person holds a power of attorney to act on behalf of the Seller.

3.24.  No Misrepresentations. No representation or warranty of the Seller and the Owner contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Seller and the Owner to the Parent pursuant to the terms hereof, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.25.  Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.26.  Information. Seller and Owner have been furnished with or have had access at the EDGAR Website of the Securities and Exchange Commission to all of Parent’s filings with the SEC. In addition, the Seller has received in writing from Parent such other information concerning its operations, financial condition and other matters as the Seller and Owner have requested in writing and considered all factors the Sellers deem material in deciding on the advisability of investing in the Shares.

3.27.  Investment Intention. The Seller is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). The Seller understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.28.  Investment Experience. The Seller is in a financial position to hold the Shares and is able to bear the economic risk and withstand a complete loss of the Seller’s investment in the Shares. The Seller recognizes that the Shares involve a high degree of risk. The Seller is a sophisticated investor, is able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the prospective investment in the Shares.

3.29.  Restricted Securities. The Seller understands that the Shares have not been registered under the Securities Act, and will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of Shares unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such holder provides the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company, to the effect that a sale, assignment or transfer of the Shares may be made without registration under the Securities Act and the transferee agrees to be bound by the terms and conditions of this Agreement, (iii) such holder provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the Shares can be sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) or (iv) pursuant to Rule 144(k) promulgated under the Securities Act following the applicable holding period.

3.30.  Legend. The Seller agrees that the certificates for the Shares shall bear the following legend and that the Seller will comply with the restrictions on transfer set forth in such legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

3.31.  Patriot Act. The Seller certifies that, to the best of the Seller’s knowledge, the Seller has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Seller hereby acknowledges that the Parent seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Seller hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Seller has, and this Agreement will not, cause the Seller to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND PURCHASER

The Parent and the Purchaser jointly and severally represent and warrant that:

4.1.  Organization and Good Standing.

(a)  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

(b)  Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

4.2.  Authorization of Agreement.

(a)  The Parent and the Purchaser have full corporate power and authority to execute and deliver this Agreement, the Employment Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Parent in connection with the consummation of the transactions contemplated hereby and thereby (together with the Employment Agreement, the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent and Purchaser of this Agreement and each Parent Document have been duly authorized by all necessary corporate action on behalf of the Parent and Purchaser. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by the Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, legal, valid and binding obligations of the Parent and Purchaser, enforceable against the Parent and Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)  Purchaser has the corporate power, capacity and authority to enter into and complete this Agreement.

4.3.  Conflicts; Consents of Third Parties.

(a)  Except as set forth on Schedule 4.3 hereto, neither of the execution and delivery by the Parent or Purchaser of the Parent Documents, nor the compliance by the Parent and Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, or by-laws of the Parent or Purchaser, respectively, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Parent or Purchaser is a party or by which the Parent, Purchaser or their respective properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Parent or Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Parent and its subsidiaries, taken as a whole.

(b)  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof.

4.4.  Litigation. There are no Legal Proceedings pending or, to the best knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent or Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

4.5.  Financial Advisors. No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

4.6.  Patriot Act. The Parent certifies that, to the best of the Parent’s knowledge, the Parent has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Parent hereby acknowledges that the Seller seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Parent hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Parent has, and this Agreement will not, cause the Parent to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.7.  No Knowledge of Breaches. Parent does not have actual knowledge of any breach of any representation and warranty made by Seller and the Owner hereunder.

ARTICLE V.
COVENANTS

5.1.  Access to Information. The Seller and Owner agree that, prior to the Closing Date, the Parent shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Seller and such examination of the books, records and financial condition of the Seller as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate fully therein. No investigation by the Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in the Seller Documents. In order that the Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such representatives in connection with such review and examination.

5.2.  Conduct of the Business Pending the Closing.

(a)  Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Seller shall:

(i)  conduct its business only in the ordinary course consistent with past practice;

(ii)  use its best efforts to (A) preserve its present business operations, organization and goodwill and (B) preserve its present relationship with Persons having business dealings with it;

(iii)  maintain (A) all of its assets and properties in their current condition, ordinary wear and tear excepted and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)  (A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to its operation; and

(v)  comply in all material respects with applicable Laws.

(b)  Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Parent, the Seller shall not:

(i)  except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(ii)  place a Lien (except for liens that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted) on any of its properties or assets (whether tangible or intangible);

(iii)  acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice);

(iv)  cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(v)  enter into any commitment for capital expenditures in excess of $1,000 for any individual commitment and $5,000 for all commitments in the aggregate;

(vi)  introduce any material change with respect to its operation, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

(vii)  enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(viii)  enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(ix)  except for transfers of cash pursuant to normal cash management practices, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate; or

(x)  agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Effective Time.

5.3.  Consents. The Seller shall use its best efforts, and the Parent shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 3.5(b) hereof; provided, however, that neither the Seller nor the Parent shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

5.4.  Other Actions. Each of the Seller, Owner, Parent and Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

5.5.  No Solicitation. The Seller will not, and will not cause or permit any of its partners, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in it other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning its business, operations, properties or assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller will inform the Parent in writing immediately following the receipt by the Seller or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

5.6.  Preservation of Records. The Seller, Owner, the Parent and Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Seller for a period of three years from the Closing Date (six years with respect to tax related records) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, preparation of financial statements, disclosure of information to the Securities and Exchange Commission, stock exchange or similar entity, any insurance claims by, legal proceedings against or governmental investigations of the Seller, the Parent or Purchaser or any of their Affiliates or in order to enable the Seller, the Parent or Purchaser to comply with their respective obligations under this Agreement, the Employment Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller, the Parent or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

5.7.  Publicity. Neither the Seller, the Parent nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Parent or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Parent or the Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

5.8.  Use of Name. The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Parent and Purchaser shall have the sole right to the use of the name “My Video Daily” and variations thereof and the Seller shall not, and shall not cause or permit any Affiliate to use such name or any variation or simulation thereof.

5.9.  Piggyback Registration. (i) If the Company proposes to register any of its Common Stock under the Securities Act, whether as a result of an offering for its own account or the account of others (but excluding any registrations to be effected for Forms S-4 or S-8 or other applicable successor Forms) on a Registration Statement, the Company shall, each such time, give to the Seller twenty (20) days’ prior written notice of its intent to do so, and such notice shall describe the proposed registration and shall offer the Seller the opportunity to include in such Registration Statement such number of the Shares as the Seller may request. Upon the written request of the Seller given to the Company within fifteen (15) days after the receipt of any such notice by the Company, the Company shall include in such Registration Statement all or part of the Shares, to the extent requested to be registered, subject to clause (ii) below.

(ii)  If a registration pursuant to this Section 5.9 involves an underwritten offering and the managing underwriter shall advise the Company in writing that, in its opinion, the number of shares of Common Stock requested by the Seller to be included in such registration is likely to materially and adversely affect the success of the offering or the price that would be received for any shares of Common Stock included in such offering, then, notwithstanding anything in this Section 5.9 to the contrary, the Company shall only be required to include in such registration, to the extent of the number of shares of Common Stock which the Company is so advised can be sold in such offering, (A) first, any shares of Common Stock proposed to be included in such registration for the account of the Company, and (B) second, the number of shares of Common Stock requested to be included in such registration for the account of any stockholders of the Company (including the Seller), pro rata among such stockholders on the basis of the number of shares of Common Stock that each of them has requested to be included in such registration.

(iii)  In connection with any offering involving an underwriting of shares, the Company shall not be required under this Section 5.9 or otherwise to include the Shares of the Seller therein unless the Seller accepts and agrees to the terms of the underwriting, which shall be reasonable and customary, as agreed upon between the Company and the underwriters selected by the Company.

5.10.  Employment Agreement. The Owner hereby agrees that, on or prior to the Closing Date, Robertson Price shall execute and deliver to Parent and Purchaser an employment agreement, substantially in the form of Exhibit A hereto (the “Employment Agreement”).

ARTICLE VI.
CONDITIONS TO CLOSING

6.1.  Conditions Precedent to Obligations of Parent and Purchaser. The obligation of the Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parent in whole or in part to the extent permitted by applicable Law):

(a)  all representations and warranties of the Seller and Owner contained herein shall be true and correct as of the date hereof;

(b)  all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)  the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d)  the Parent shall have been furnished with certificates (dated the Closing date and in form and substance reasonably satisfactory to the Parent) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(c) hereof;

(e)  the Parent shall have obtained all consents and waivers referred to in Section 4.3 hereof with respect to the transactions contemplated by this Agreement and the Parent Documents;

(f)  there shall not have been or occurred any event which will have a Material Adverse Effect;

(g)  the Seller shall have obtained all consents and waivers referred to in Section 3.5 hereof, in a form reasonably satisfactory to the Parent, with respect to the transactions contemplated by this Agreement and the Seller Documents;

(h)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller or the Parent seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i)  the Seller shall have delivered a Certificate of Incumbency executed by the Company’s Secretary;

(j)  the Seller shall have delivered a certificate of the Company executed by the Company’s Secretary attaching and certifying to the truth and correctness of (i) the Certificate of Incorporation, (ii) the Bylaws and (iii) the resolutions adopted by the Company’s Board of Directors and Shareholders in connection with the transactions contemplated by this Agreement.

(k)  the Owner shall have entered into the Employment Agreement with the Purchaser, substantially in the form of Exhibit A hereto;

(l)  the Parent shall have received disclosure schedules required pursuant to Article 3 hereof, which shall be reasonably satisfactory to the Parent.

6.2.  Conditions Precedent to Obligations of the Seller and Owner. The obligations of the Seller and Owner to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a)  all representations and warranties of the Parent and Purchaser contained herein shall be true and correct as of the date hereof;

(b)  all representations and warranties of the Parent and Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Parent and Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)  the Parent and Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent and Purchaser on or prior to the Closing Date;

(d)  the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Parent and the Purchaser certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c), and resolutions of the Board of Directors of the Parent and Purchaser authorizing the acquisition of the Seller;

(e)  there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f)  the Parent and Purchaser shall have entered into the Employment Agreement, substantially in the form of Exhibit A hereto.

ARTICLE VII.
DOCUMENTS TO BE DELIVERED

7.1.  Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Parent and Purchaser the following:

(a)  copies of all consents and waivers referred to in Section 6.1(g) hereof;

(b)  the certificates and resolutions referred to in Sections 6.1 (d), (i) and (j) hereof;

(c)  Employment Agreement, substantially in the form of Exhibit A hereto, duly executed; and

(d)  such other documents as the Parent and Purchaser shall reasonably request.

7.2.  Documents to be Delivered by the Parent. At the Closing, the Parent and Purchaser shall deliver to the Seller the following:

(a)  the certificates and resolutions referred to in Section 6.2(d) hereof; and

(b)  such other documents as the Seller shall reasonably request.

ARTICLE VIII.    INDEMNIFICATION

8.1.  Indemnification.

(a)  Subject to Section 8.2 hereof, the Seller hereby agrees to indemnify and hold the Parent, Purchaser and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against:

(i)  any and all liabilities of the Seller of every kind, nature and description, absolute or contingent, existing as against the Seller prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for (and accrued and applied as a liability) in the Parent Balance Sheet or were incurred in the ordinary course of business between the Parent Balance Sheet Date and the Closing Date;

(ii)  subject to Section 9.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 3 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii)  any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iv)  any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

(b)  Subject to Section 8.2, Parent and Purchaser hereby agree to indemnify and hold the Seller, the Owner and their Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)  subject to Section 9.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Parent and Purchaser set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Parent pursuant to this Agreement, to be true and correct as of the date made;

(ii)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Parent and Purchaser under this Agreement;

(iii)  any and all Losses of the Parent or Purchaser of every kind, nature and description, absolute or contingent, existing as against the Parent or Purchaser after the Closing Date coming into being or arising by reason of any state of facts existing, or any transaction entered into, after the Closing Date, except for (A) such Losses for which Seller and the Owner have an obligation to indemnify the Parent Indemnified Parties pursuant to Section 8.1 and (B) such Losses that affect all shareholders of Parent or Purchaser by virtue of their status as shareholders; and

(iv)  any and all Expenses incident to the foregoing.

8.2.  Limitations on Indemnification. An indemnifying party shall not have any liability under this Section 8 unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, exceeds $100,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $100,000 (the “Deductible”).

8.3.  Indemnification Procedures.

(a)  In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)  The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE IX.
MISCELLANEOUS

9.1.  Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Parent.

9.2.  Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 3.7, 3.10, 3.17, 3.19, 4.4 and 4.5 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

9.3.  Expenses. Except as otherwise provided in this Agreement, the Seller, the Parent and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.4.  Specific Performance. The Seller and Owner acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Parent and Purchaser and that the Parent and Purchaser will not have an adequate remedy at law. Therefore, unless validly terminated pursuant to Section 2.2 above, the obligations of the Seller under this Agreement, including, without limitation, the Seller’s obligation to sell the Assets to the Parent and Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.5.  Further Assurances. The Seller, the Parent and Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6.  Submission to Jurisdiction; Consent to Service of Process

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.9.

9.7.  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(a)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.8.  Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.9.  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or Purchaser:

ROO Group, Inc.
228 East 45th Street, 8th Floor
New York, NY 10017
Attention: Robert Petty, CEO
Phone: (646) 352-0260
Fax: (646) 619-4074

With a copy to:

Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: 212-930-9700
Fax: 212-930-9725

If to Seller or Owner:

RJM Price & Company, Inc.
377 Broome St. Suite A.
New York, NY., 10013
Attn: Robertson Price
Phone: _______________
Fax: _________________

With a copy to:

Simon J. Lincoln, Esq.
110 East 59th Street, Suite 3200
New York, NY 10022
Attn: Simon J. Lincoln, Esq.
Phone: 212-625-3110
Fax: 212-625-3421

9.10.  Acknowledgment of Representation of Counsel. Parent, Purchaser, Seller and the Owner each acknowledges that each party has been represented by counsel in connection with this Agreement and the subject matter hereof and has not relied upon any tax advice, legal counsel or business advice provided by the other party

9.11.  Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.12.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Parent (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

ROO Group, Inc.

By: __/s/ Rob Petty___________________
Name:  Rob Petty
Title: Chief Executive Officer

ROO Media Corporation

By: _/s/ Rob Petty_____________________
Name: Rob Petty
Title: Chief Executive Officer

RJM Price & Company, Inc.

By: __/s/ Robertson J. Price____________
Name: Robertson Price
Title: President

  /s/ Robertson Price
Robertson Price

Schedule 1.1(b)
List of Seller’s Contracts

1. Ask Jeeves Contract, by and between R.J.M. Price & Company, Inc., and IAC Search & Media, Inc., dated 7/13/2006.

Schedule 1.1(c)
Intellectual Property

1. Domain Names:
i.	MyVideoDaily.com
ii.	MyVideoDay.com
iii.	MyMusicVideoDaily.com
iv.	MusicVideoDaily.com
v.	GoMusicVideo.com
vi.	GetNewsVideo.com
vii.	VideoNewsChannel.com
viii.	VideoNewsNet.com
ix.	VideoNewsCenter.com
x.	eFilmTrailers.com
xi.	eFashionVideo.com
xii.	USNewsVideo.com
xiii.	MyVdeo.com
xiv.	MiVDo.com
xv.	MivOH.com
xvi.	MyDNow.com
xvii.	Viduko.com
xviii.	Viduku.com
2.	Code:
i.	All code associated with:
1.	MyVideoDaily.com
2.	MyVideoDaily administration console/reporting
3.	MyVideoDaily Software Applications including the MVD miniplayer and MVD screensaver

Schedule 1.2
Excluded Assets

None

Schedule 1.4(b)(ii)
Milestones

SCHEDULE 1

The achievement of any one Milestone shall require the issuance by Purchaser of $166,667 in Shares to Seller.

1.  Full integration into the Parent of MVD’s keyword generation and search marketing engine. With the understanding that this effort must be ongoing.

2.  Robertson Price to utilize his best efforts to increase organic traffic to the Parent’s properties by 50%, recognizing the Parent needs to support those efforts. The determination as to the achievement of this milestone shall be made by the Parent in its sole and absolute discretion.

3. Using MyVideoDaily in the best interests of the Parent, which. The determination as to the achievement of this milestone shall be made by the Parent in its sole and absolute discretion.

4. Lead and deliver product development initiative to provide most profitable customer / consumer / traffic driven feature set for ROO's 2007 product offering. These improvements should include Community and User Generated Content modules. The determination as to the achievement of this milestone shall be made by the Parent in its sole and absolute discretion

5. Assist in traffic driving recommendations initiatives for key clients leading to increased revenues over and above original customer projections, recognizing the Parent needs to support those efforts. The determination as to the achievement of this milestone shall be made by the Parent in its sole and absolute discretion

6. Robertson Price employed for a full year; provided that if his employment is terminated by (a) Robertson Price due to a breach by Parent or the Purchaser of this Agreement or the Employment Agreement, which breach is not cured within the permitted cure-period, or (b) Parent or the Purchaser for any reason other than for “Cause” (as defined in the Employment Agreement), then Robertson Price will, as of the date of termination, automatically be deemed to have been employed for a full year (as required in this Section 6 of Schedule 1).

The Parties agree:
(a)  there is no particular order for when these Milestones are to be completed. The Parent may, at its discretion, determine the focus of Robertson Price in achieving these Milestones. However, the achievement of any Milestone in any order shall require the issuance of Shares described above.

(b) These Milestones are intended to be completed in one year.

Schedule 3.5(a)
No Conflicts; Consents of Third Parties

None

Schedule 3.5(b)
Contract Assignments

R. J. M. Price & Company, Inc., must seek consent to assign the “Ask Jeeves” contract to ROO. The governing provision of this contract is inserted below:

Assignment. This Agreement is not assignable by either party without the prior written approval of the other party. Notwithstanding the foregoing, either party may assign this Agreement without consent to a successor in interest, any affiliated entity or in connection with any merger, consolidation, any sale of all or substantially all of such party's assets or any other transaction in which more than fifty (50%) percent of its voting securities are transferred; provided that the assignment is not to a competitor of the non-assigning party, as reasonably determined by the non-assigning party, in such case either party can terminate this Agreement.

Schedule 3.8
Liabilities

None

Schedule 3.9
Absence of Certain Developments

None

Schedule 3.10
Taxes

All Seller taxes will be paid in full by seller

Schedule 3.12
Personal Property Leases

None

Schedule 3.13
Intangible Property

I.	Trade Names:
i.	MyVideoDaily.com
ii.	MyVideoDay.com
iii.	MyMusicVideoDaily.com
iv.	MusicVideoDaily.com
v.	GoMusicVideo.com
vi.	GetNewsVideo.com
vii.	VideoNewsChannel.com
viii.	VideoNewsNet.com
ix.	VideoNewsCenter.com
x.	eFilmTrailers.com
xi.	eFashionVideo.com
xii.	USNewsVideo.com
xiii.	MyVdeo.com
xiv.	MiVDo.com
xv.	MivOH.com
xvi.	MyDNow.com
xvii.	Viduko.com
xviii.	Viduku.com
II.	Patents: None
III.	Service Marks: None
IV.	Copyrights: None

None

Schedule 3.14
Material Contracts

I.	Shareholder Agreements. All Shareholders were required to enter into a standard shareholder agreement in exchange for their equity.
a.	Jenifer Meyerhardt (5/16/06)
b.	Tim Ogilvie (3/10/2006)
c.	Richard Price (2/21/2006)
d.	Phil Koblence (2/21/2006)
II.	Advisor Agreements, All Shareholders were also required to enter into advisor agreements in exchange for their equity.
a.	Jenifer Meyerhardt (5/16/06)
b.	Tim Ogilvie (3/10/2006)
c.	Richard Price (2/21/2006)
d.	Phil Koblence (2/21/2006)
III.	All contracts listed in Schedule 1.1(b)

Schedule 3.15
Employee Benefits

None

Schedule 3.16
Labor Matters

None

Schedule 3.17
Litigation

None

Schedule 3.19
Environmental Matters

None

Schedule 3.20
Insurance

None

Schedule 3.22
Customers and Suppliers

I. Customers:
1. ROO (No Revenue)
2. Amazon (No Revenue)
3. Ask Jeeves ($20,096.32 in Revenue)
4. Google ($642.45 in Revenue)

II. Suppliers:
1. ROO (No Cost)
2. NYI.net (Hosting Services at $79.00 Cost per month)

Schedule 3.23
Banks

1. Citibank

Schedule 4.3
Conflicts; Consents of Third Parties

None.